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                                                                    EXHIBIT 23.4

                    [PRICEWATERHOUSECOOPERS LLP LETTERHEAD]


SECURITIES & EXCHANGE COMMISSION


CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement and related prospectus on Form S-3 (No. 333-114148) of our report dated June 22, 2001, except for note 2(a) which is at April 28, 2003 and note 25 which is at March 19, 2004 relating to the consolidated financial statements, which appears in Lions Gate Entertainment Corp.'s Annual Report on Form 10-K/A for the year ended March 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



Toronto, Canada
April 29, 2004





PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.